FORTEM RESOURCES INC. ANNOUNCES ACQUISITION OF

ADDITIONAL UTAH OIL AND GAS LEASES

August 24, 2017 – Fortem Resources Inc. (OTCQB: FTMR) (the “Company”) is pleased to announce that it has indirectly acquired through Rolling Rock Resources, LLC, a wholly-owned subsidiary, an undivided 75% interest in additional oil and gas leases in the Mancos formation covering a total of 2,313.09 acres.  The leases were acquired at a SITLA auction (State of Utah School and Institutional Trust Lands Administration).  Pursuant to an agreement entered into with Rockies Standard Oil Company, LLC, who holds the remaining 25% interest, the parties have agreed to enter into a joint operating agreement covering the new leases, which are outside the AMI (Area of Mutual Interest) of their original joint venture lease holdings.

Based on a separate transaction, Rolling Rock Resources, LLC and Rockies Standard Oil Company, LLC have acquired an additional 5,174 acres in the Mancos formation and hold a 50/50 partnership, which is part of the AMI and its original agreement. Black Dragon Energy, LLC has also acquired a 75% interest in additional oil and gas leases in the Moenkopi formation covering a total of 3,852.41 acres.  The leases were also acquired at the SITLA auction and are in the region covered by an Area of Mutual Interest defined under a Purchase and Sale Agreement dated March 1, 2017, as amended, between Black Dragon Energy, LLC and WEM Dragon, LLC, which incorporates a form of joint operating agreement that will govern the joint ownership of the newly acquired leases.

About Fortem Resources

Fortem Resources Inc. is a publicly traded oil and gas production, development and exploration company, which holds properties in Western Canada and Utah and is seeking North American & International expansion through an acquisition strategy.  The Company’s common shares are quoted on the OTC.QB under the symbol FTMR.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano

Chief Operating Officer

This news release contains forward-looking information that involves various risks and uncertainties regarding future events. Such forward-looking information can include without limitation statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance of the Company, such as statements about the entry into a joint operating agreement for the leases. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) adverse market conditions; (ii) risks inherent in the oil and gas industry in general; and (iii) the inability of the company to finance the execution of its business plan. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Except as required by law, the Company does not intend to update these forward-looking statements.